Cathay General Bancorp Announces Third Quarter 2019 Results

LOS ANGELES, Oct. 16, 2019 /PRNewswire/ -- Cathay General Bancorp (the "Company", "we", "us", or "our" Nasdaq: CATY), the holding company for Cathay Bank, today announced its unaudited financial results for the quarter ended September 30, 2019. The Company reported net income of $72.8 million, or $0.91 per share, for the third quarter of 2019.

FINANCIAL PERFORMANCE

	Three months ended
(unaudited)	September 30, 2019	June 30, 2019	September 30, 2018
Net income	$72.8 million	$72.2 million	$69.8 million
Basic earnings per common share	$0.91	$0.90	$0.86
Diluted earnings per common share	$0.91	$0.90	$0.85
Return on average assets	1.65%	1.69%	1.72%
Return on average total stockholders' equity	12.98%	13.27%	13.19%
Efficiency ratio	41.67%	44.53%	43.14%

THIRD QUARTER HIGHLIGHTS

  Total loans, including loans held for sale, increased $171.8 million, or 4.9% annualized, to $14.8 billion for the quarter.
  Total deposits increased $295.3 million, or 8.6% annualized, to $14.7 billion for the quarter.

"In the third quarter of 2019, our total loans increased $171.8 million, or 4.9% annualized, to $14.8 billion. We are pleased by the $295.3 million increase, or 8.6% annualized, in total deposits for the quarter," commented Pin Tai, Chief Executive Officer of the Company.

THIRD QUARTER INCOME STATEMENT REVIEW

Net income for the quarter ended September 30, 2019, was $72.8 million, an increase of $3.0 million, or 4.3%, compared to net income of $69.8 million for the same quarter a year ago. Diluted earnings per share for the quarter ended September 30, 2019, was $0.91 compared to $0.85 for the same quarter a year ago.

Return on average stockholders' equity was 12.98% and return on average assets was 1.65% for the quarter ended September 30, 2019, compared to a return on average stockholders' equity of 13.19% and a return on average assets of 1.72% for the same quarter a year ago.

Net interest income before provision for credit losses

Net interest income before provision for credit losses increased $1.9 million, or 1.3%, to $147.0 million during the third quarter of 2019, compared to $145.1 million during the same quarter a year ago. The increase was due primarily to a $3.1 million increase in interest recoveries and prepayment penalties, offset in part by an increase in interest expense from time deposits.

The net interest margin was 3.56% for the third quarter of 2019 compared to 3.83% for the third quarter of 2018 and 3.58% for the second quarter of 2019.

For the third quarter of 2019, the yield on average interest-earning assets was 4.80%, the cost of funds on average interest-bearing liabilities was 1.65%, and the cost of interest-bearing deposits was 1.60%. In comparison, for the third quarter of 2018, the yield on average interest-earning assets was 4.67%, the cost of funds on average interest-bearing liabilities was 1.15%, and the cost of interest-bearing deposits was 1.05%. The increase in the yield on average interest-earning assets resulted primarily from the higher interest recoveries and prepayment penalties discussed above. The net interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, was 3.15% for the quarter ended September 30, 2019, compared to 3.52% for the same quarter a year ago.

Provision/(reversal) for credit losses

The Company recorded a reversal for credit losses of $2.0 million in the third quarter of 2019 compared to a reversal of $1.5 million in the same quarter a year ago. The reversal for credit losses was based on our management's review of the appropriateness of the allowance for loan losses at September 30, 2019 and September 30, 2018. The following table summarizes the charge-offs and recoveries for the periods indicated:

	Three months ended			Nine months ended September 30,
	September 30, 2019	June 30, 2019	September 30, 2018	2019	2018
	(In thousands) (Unaudited)
Charge-offs:
Commercial loans	$ 3,356	$ 1,713	$ 122	$ 6,300	$ 629
Real estate loans (1)	-	-	-	-	390
Total charge-offs	3,356	1,713	122	6,300	1,019
Recoveries:
Commercial loans	211	1,356	187	1,609	1,250
Construction loans	-	30	44	1,073	132
Real estate loans(1)	8,401	423	2,949	9,134	4,315
Total recoveries	8,612	1,809	3,180	11,816	5,697
Net (recoveries)/charge-offs	$ (5,256)	$ (96)	$ (3,058)	$ (5,516)	$ (4,678)

(1) Real estate loans include commercial mortgage loans, residential mortgage loans, and equity lines.

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, equity securities gains (losses), wire transfer fees, and other sources of fee income, was $10.4 million for the third quarter of 2019, an increase of $2.6 million, or 33.3%, compared to $7.8 million for the third quarter of 2018. The increase was primarily due to an increase of $1.5 million in the valuation of interest rate swap contracts and an increase of $0.8 million from the sale of residential mortgages, when compared to the same quarter a year ago.

Non-interest expense

Non-interest expense decreased $0.4 million, or 0.6%, to $65.6 million in the third quarter of 2019 compared to $66.0 million in the same quarter a year ago. The decrease was primarily due to a $4.1 million decrease in the amortization of low income housing and alternative energy partnerships which was partially offset by a $1.4 million increase in salary and employee benefits and a $1.2 million increase in marketing expense, when compared to the same quarter a year ago. The efficiency ratio was 41.67% in the third quarter of 2019 compared to 43.1% for the same quarter a year ago.

Income taxes

The effective tax rate for the third quarter of 2019 was 22.4% compared to 21.1% for the third quarter of 2018. The income tax expense for the third quarter of 2019 included a $1.4 million adjustment to reflect the impact of the delay in installation of solar systems and $0.8 million adjustment for lower than expected low income housing tax credits. The effective tax rate for both quarters includes the impact of low-income housing and alternative energy investment tax credits.

BALANCE SHEET REVIEW

Gross loans, including loans held for sale, were $14.8 billion at September 30, 2019, an increase of $769.5 million, or 5.5%, from $14.0 billion at December 31, 2018. The increase was primarily due to increases of $353.7 million, or 9.6%, in residential mortgage loans, including loans held for sale, $411.4 million, or 6.1%, in commercial mortgage loans, $65.3 million, or 26.1%, in home equity loans, and $12.4 million, or 2.1%, in real estate construction loans, offset by a decrease of $73.9 million, or 2.7%, in commercial loans. The loan balances and composition at September 30, 2019, compared to December 31, 2018 and September 30, 2018, are presented below:

	September 30, 2019	December 31, 2018	September 30, 2018
	(In thousands) (Unaudited)
Commercial loans	$ 2,668,061	$ 2,741,965	$ 2,674,089
Residential mortgage loans	4,010,739	3,693,853	3,569,111
Commercial mortgage loans	7,135,599	6,724,200	6,580,254
Equity lines	315,252	249,967	221,599
Real estate construction loans	593,816	581,454	597,018
Installment and other loans	5,087	4,349	5,575
Gross loans	$ 14,728,554	$ 13,995,788	$ 13,647,646

Allowance for loan losses	(125,908)	(122,391)	(123,457)
Unamortized deferred loan fees	(1,081)	(1,565)	(2,086)
Total loans, net	$ 14,601,565	$ 13,871,832	$ 13,522,103

Loans held for sale	$ 36,778	$ -	$ -

Total deposits were $14.7 billion at September 30, 2019, an increase of $955.9 million, or 7.0%, from $13.7 billion at December 31, 2018. The deposit balances and composition at September 30, 2019, compared to December 31, 2018 and September 30, 2018, are presented below:

	September 30, 2019	December 31, 2018	September 30, 2018
	(In thousands) (Unaudited)
Non-interest-bearing demand deposits	$ 2,939,924	$ 2,857,443	$ 2,957,881
NOW deposits	1,282,267	1,365,763	1,409,463
Money market deposits	2,095,328	2,027,404	2,134,097
Savings deposits	721,547	738,656	747,814
Time deposits	7,619,203	6,713,074	6,331,823
Total deposits	$ 14,658,269	$ 13,702,340	$ 13,581,078

ASSET QUALITY REVIEW

At September 30, 2019, total non-accrual loans were $47.2 million, an increase of $5.4 million, or 12.9%, from $41.8 million at December 31, 2018, and an increase of $4.8 million, or 11.3%, from $42.4 million at September 30, 2018.

The allowance for loan losses was $125.9 million and the allowance for off-balance sheet unfunded credit commitments was $4.6 million at September 30, 2019, which represented the amount believed by management to be appropriate to absorb credit losses inherent in the loan portfolio, including unfunded credit commitments. The $125.9 million allowance for loan losses at September 30, 2019, increased $3.5 million, or 2.9%, from $122.4 million at December 31, 2018. The allowance for loan losses represented 0.85% of period-end gross loans, and 263.0% of non-performing loans at September 30, 2019. The comparable ratios were 0.87% of period-end gross loans, and 268.5% of non-performing loans at December 31, 2018. The changes in non-performing assets and troubled debt restructurings at September 30, 2019, compared to December 31, 2018 and September 30, 2018, are shown below:

(Dollars in thousands) (Unaudited)	September 30, 2019	December 31, 2018	% Change	September 30, 2018	% Change
Non-performing assets
Accruing loans past due 90 days or more	$ 683	$ 3,773	(82)	$ 6,681	(90)
Non-accrual loans:
Construction loans	4,629	4,872	(5)	4,922	(6)
Commercial mortgage loans	12,330	10,611	16	13,172	(6)
Commercial loans	22,970	18,805	22	17,118	34
Residential mortgage loans	7,271	7,527	(3)	7,199	1
Total non-accrual loans:	$ 47,200	$ 41,815	13	$ 42,411	11
Total non-performing loans	47,883	45,588	5	49,092	(2)
Other real estate owned	11,329	12,674	(11)	8,741	30
Total non-performing assets	$ 59,212	$ 58,262	2	$ 57,833	2
Accruing troubled debt restructurings (TDRs)	$ 41,647	$ 65,071	(36)	$ 74,598	(44)

Allowance for loan losses	$ 125,908	$ 122,391	3	$ 123,457	2

Total gross loans outstanding, at period-end	$ 14,728,554	$ 13,995,788	5	$ 13,647,646	8

Allowance for loan losses to non-performing loans, at period-end	262.95%	268.47%		251.48%
Allowance for loan losses to gross loans, at period-end	0.85%	0.87%		0.90%

The ratio of non-performing assets to total assets was 0.3% at September 30, 2019, and December 31, 2018. Total non-performing assets increased $0.9 million, or 1.5%, to $59.2 million at September 30, 2019, compared to $58.3 million at December 31, 2018, primarily due to an increase of $5.4 million, or 12.9%, in non-accrual loans, offset in part by a decrease of $1.3 million, or 10.6%, in other real estate owned and a decrease of $3.1 million, or 81.9%, in accruing loans past due 90 days or more.

CAPITAL ADEQUACY REVIEW

At September 30, 2019, the Company's Tier 1 risk-based capital ratio of 12.41%, total risk-based capital ratio of 14.06%, and Tier 1 leverage capital ratio of 10.81%, calculated under the Basel III capital rules, continue to place the Company in the "well capitalized" category for regulatory purposes, which is defined as institutions with a Tier 1 risk-based capital ratio equal to or greater than 8%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. At December 31, 2018, the Company's Tier 1 risk-based capital ratio was 12.43%, total risk-based capital ratio was 14.15%, and Tier 1 leverage capital ratio was 10.83%.

During the third quarter of 2019, the Company repurchased 135,000 shares of common stock at an average cost of $34.76.

YEAR-TO-DATE REVIEW

Net income for the nine months ended September 30, 2019, was $211.8 million, an increase of $4.6 million, or 2.2%, compared to net income of $207.2 million for the same period a year ago. Diluted earnings per share was $2.64 for the nine months ended September 30, 2019, compared to $2.53 per share for the same period a year ago. The net interest margin for the nine months ended September 30, 2019 was 3.61%, compared to 3.80% for the same period a year ago.

Return on average stockholders' equity was 12.94% and return on average assets was 1.65% for the nine months ended September 30, 2019, compared to a return on average stockholders' equity of 13.56% and a return on average assets of 1.75% for the same period a year ago. The efficiency ratio for the nine months ended September 30, 2019 was 43.87%, compared to 43.05% for the same period a year ago.

CONFERENCE CALL

Cathay General Bancorp will host a conference call this afternoon to discuss its third quarter 2019 financial results. The call will begin at 3:00 p.m., Pacific Time. Analysts and investors may dial in and participate in the question-and-answer session. To access the call, please dial 1-855-761-3186 and enter Conference ID 7658775. A listen-only live Webcast of the call will be available at www.cathaygeneralbancorp.com and a recorded version is scheduled to be available for replay for 12 months after the call.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 38 branches in California, 10 branches in New York State, four in Washington State, three in Illinois, two in Texas, one in Maryland, Massachusetts, Nevada, and New Jersey, one in Hong Kong, and a representative office in Taipei, Beijing, and Shanghai. Cathay Bank's website is found at www.cathaybank.com. Cathay General Bancorp's website is found at www.cathaygeneralbancorp.com. Information set forth on such websites is not incorporated into this press release.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management's beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as "aims," "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "hopes," "intends," "may," "plans," "projects," "predicts," "potential," "possible," "optimistic," "seeks," "shall," "should," "will," and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from U.S. and international business and economic conditions; possible additional provisions for loan losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to including potential future supervisory action by bank supervisory authorities; increased costs of compliance and other risks associated with changes in regulation including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act; higher capital requirements from the implementation of the Basel III capital standards; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; fluctuations in interest rates; risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; our ability to generate anticipated returns on our investments and financings, including in tax-advantaged projects; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; natural disasters and geopolitical events; general economic or business conditions in Asia, and other regions where Cathay Bank has operations; failures, interruptions, or security breaches of our information systems; our ability to adapt our systems to technological changes; risk management processes and strategies; adverse results in legal proceedings; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in accounting standards or tax laws and regulations; market disruption and volatility; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; issuance of preferred stock; successfully raising additional capital, if needed, and the resulting dilution of interests of holders of our common stock; the soundness of other financial institutions; our ability to consummate and realize the anticipated benefits of our acquisitions; the risk that integration of business operations following any acquisitions, will be materially delayed or will be more costly or difficult than expected; and general competitive, economic political, and market conditions and fluctuations.

These and other factors are further described in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2018 (Item 1A in particular), other reports filed with the Securities and Exchange Commission ("SEC"), and other filings Cathay General Bancorp makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which speak to the date of this press release. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statement or to publicly announce any revision of any forward-looking statement to reflect future developments or events, except as required by law.

CATHAY GENERAL BANCORP CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

	Three months ended			Nine months ended September 30,
(Dollars in thousands, except per share data)	September 30, 2019	June 30, 2019	September 30, 2018	2019	2018

FINANCIAL PERFORMANCE
Net interest income before provision for credit losses	$ 147,000	$ 143,379	$ 145,084	$ 433,695	$ 420,458
Reversal for credit losses	(2,000)	-	(1,500)	(2,000)	(4,500)
Net interest income after reversal for credit losses	149,000	143,379	146,584	435,695	424,958
Non-interest income	10,388	12,794	7,835	36,103	20,912
Non-interest expense	65,580	69,546	65,964	206,096	190,023
Income before income tax expense	93,808	86,627	88,455	265,702	255,847
Income tax expense	20,973	14,383	18,698	53,944	48,610
Net income	$ 72,835	$ 72,244	$ 69,757	$ 211,758	$ 207,237

Net income per common share
Basic	$ 0.91	$ 0.90	$ 0.86	$ 2.64	$ 2.55
Diluted	$ 0.91	$ 0.90	$ 0.85	$ 2.64	$ 2.53

Cash dividends paid per common share	$ 0.31	$ 0.31	$ 0.24	$ 0.93	$ 0.72

SELECTED RATIOS
Return on average assets	1.65%	1.69%	1.72%	1.65%	1.75%
Return on average total stockholders' equity	12.98%	13.27%	13.19%	12.94%	13.56%
Efficiency ratio	41.67%	44.53%	43.14%	43.87%	43.05%
Dividend payout ratio	33.92%	34.26%	28.00%	35.14%	28.23%

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	4.80%	4.81%	4.67%	4.82%	4.56%
Total interest-bearing liabilities	1.65%	1.65%	1.15%	1.62%	1.03%
Net interest spread	3.15%	3.16%	3.52%	3.20%	3.53%
Net interest margin	3.56%	3.58%	3.83%	3.61%	3.80%

CAPITAL RATIOS	September 30, 2019	December 31, 2018	September 30, 2018
Tier 1 risk-based capital ratio	12.41%	12.43%	12.81%
Total risk-based capital ratio	14.06%	14.15%	14.60%
Tier 1 leverage capital ratio	10.81%	10.83%	11.03%
	.			.

CATHAY GENERAL BANCORP CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands, except share and per share data)	September 30, 2019	December 31, 2018	September 30, 2018

Assets
Cash and due from banks	$ 257,189	$ 225,333	$ 204,178
Short-term investments and interest bearing deposits	567,957	374,957	377,839
Securities available-for-sale (amortized cost of $1,422,431 at September 30, 2019, $1,267,731 at December 31, 2018 and $1,320,843 at September 30, 2018)	1,427,438	1,242,509	1,283,060
Loans held for sale	36,778	-	-
Loans	14,728,554	13,995,788	13,647,646
Less: Allowance for loan losses	(125,908)	(122,391)	(123,457)
Unamortized deferred loan fees, net	(1,081)	(1,565)	(2,086)
Loans, net	14,601,565	13,871,832	13,522,103
Equity securities	32,862	25,098	23,522
Federal Home Loan Bank stock	17,250	17,250	17,250
Other real estate owned, net	11,329	12,674	8,741
Affordable housing investments and alternative energy partnerships, net	321,929	282,734	295,857
Premises and equipment, net	103,820	103,189	102,565
Customers' liability on acceptances	12,503	22,709	10,454
Accrued interest receivable	52,337	51,650	50,291
Goodwill	372,189	372,189	372,189
Other intangible assets, net	6,821	7,194	7,391
Right-of-use assets- operating leases	34,518	-	-
Other assets	148,481	175,419	186,282

Total assets	$ 18,004,966	$ 16,784,737	$ 16,461,722

Liabilities and Stockholders' Equity
Deposits
Non-interest-bearing demand deposits	$ 2,939,924	$ 2,857,443	$ 2,957,881
Interest-bearing deposits:
NOW deposits	1,282,267	1,365,763	1,409,463
Money market deposits	2,095,328	2,027,404	2,134,097
Savings deposits	721,547	738,656	747,814
Time deposits	7,619,203	6,713,074	6,331,823
Total deposits	14,658,269	13,702,340	13,581,078

Advances from the Federal Home Loan Bank	600,000	530,000	315,000
Other borrowings for affordable housing investments	30,767	17,298	17,332
Long-term debt	160,386	189,448	194,136
Deferred payments from acquisition	7,602	18,458	18,253
Acceptances outstanding	12,503	22,709	10,454
Lease liabilities - operating leases	36,142	-	-
Other liabilities	253,403	182,618	208,694
Total liabilities	15,759,072	14,662,871	14,344,947
Stockholders' equity	2,245,894	2,121,866	2,116,775
Total liabilities and equity	$ 18,004,966	$ 16,784,737	$ 16,461,722

Book value per common share	$ 28.18	$ 26.36	$ 25.93
Number of common shares outstanding	79,706,511	80,501,948	81,396,047

CATHAY GENERAL BANCORP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three months ended			Nine months ended September 30,
	September 30, 2019	June 30, 2019	September 30, 2018	2019	2018
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$ 187,827	$ 182,291	$ 168,179	$ 548,395	$ 478,128
Investment securities	8,687	8,477	7,546	24,454	21,212
Federal Home Loan Bank stock	301	298	303	903	1,079
Deposits with banks	1,016	1,383	838	4,289	3,667

Total interest and dividend income	197,831	192,449	176,866	578,041	504,086

INTEREST EXPENSE
Time deposits	40,378	39,491	22,135	113,992	56,593
Other deposits	6,626	5,588	5,474	17,591	14,892
Securities sold under agreements to repurchase	-	-	124	-	1,446
Advances from Federal Home Loan Bank	1,786	1,792	1,430	6,174	3,286
Long-term debt	1,948	2,007	2,220	6,087	6,465
Deferred payments from acquisition	93	192	399	502	946

Total interest expense	50,831	49,070	31,782	144,346	83,628

Net interest income before reversal for credit losses	147,000	143,379	145,084	433,695	420,458
Reversal for credit losses	(2,000)	-	(1,500)	(2,000)	(4,500)

Net interest income after reversal for credit losses	149,000	143,379	146,584	435,695	424,958

NON-INTEREST INCOME
Net gains/(losses) from equity securities	365	3,237	391	7,765	(4,580)
Securities (losses)/gains, net	(121)	13	(14)	(108)	(14)
Letters of credit commissions	1,602	1,577	1,459	4,733	4,110
Depository service fees	1,119	1,243	1,219	3,617	3,905
Gains from acquisition	-	-	-	-	340
Other operating income	7,423	6,724	4,780	20,096	17,151

Total non-interest income	10,388	12,794	7,835	36,103	20,912

NON-INTEREST EXPENSE
Salaries and employee benefits	31,915	33,153	30,514	97,200	91,491
Occupancy expense	5,579	5,489	5,186	16,617	15,808
Computer and equipment expense	2,741	2,833	2,772	8,453	8,477
Professional services expense	5,952	6,000	5,286	17,209	17,055
Data processing service expense	3,246	3,081	3,080	9,737	9,450
FDIC and State assessments	2,582	2,132	2,555	7,190	6,732
Marketing expense	2,436	979	1,263	5,556	5,521
Other real estate owned expense	190	369	(21)	839	(236)
Amortization of investments in low income housing and alternative energy partnerships	6,997	9,102	11,115	26,909	21,989
Amortization of core deposit intangibles	172	171	190	515	704
Acquisition and integration costs	-	-	179	-	2,083
Other operating expense	3,770	6,237	3,845	15,871	10,949

Total non-interest expense	65,580	69,546	65,964	206,096	190,023

Income before income tax expense	93,808	86,627	88,455	265,702	255,847
Income tax expense	20,973	14,383	18,698	53,944	48,610
Net income	$ 72,835	$ 72,244	$ 69,757	$ 211,758	$ 207,237

Net income per common share:
Basic	$ 0.91	$ 0.90	$ 0.86	$ 2.64	$ 2.55
Diluted	$ 0.91	$ 0.90	$ 0.85	$ 2.64	$ 2.53

Cash dividends paid per common share	$ 0.31	$ 0.31	$ 0.24	$ 0.93	$ 0.72
Basic average common shares outstanding	79,736,814	80,106,329	81,311,899	80,096,855	81,224,555
Diluted average common shares outstanding	79,993,830	80,302,679	81,855,271	80,330,616	81,770,874

CATHAY GENERAL BANCORP AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION (Unaudited)

	Three months ended
(In thousands)	September 30, 2019		June 30, 2019		September 30, 2018

Interest-earning assets	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Loans (1)	$14,662,847	5.08%	$14,365,544	5.09%	$ 13,434,018	4.97%
Taxable investment securities	1,498,569	2.30%	1,441,005	2.36%	1,399,031	2.14%
FHLB stock	17,250	6.92%	17,250	6.93%	17,250	6.95%
Deposits with banks	188,772	2.14%	235,019	2.36%	178,434	1.86%

Total interest-earning assets	$16,367,438	4.80%	$16,058,818	4.81%	$15,028,733	4.67%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 1,281,629	0.18%	$ 1,265,105	0.18%	$ 1,396,436	0.20%
Money market deposits	2,028,039	1.11%	1,857,384	1.00%	2,234,139	0.79%
Savings deposits	726,763	0.19%	731,512	0.20%	780,412	0.18%
Time deposits	7,623,238	2.10%	7,570,131	2.09%	5,997,268	1.46%
Total interest-bearing deposits	$11,659,669	1.60%	$11,424,132	1.58%	$10,408,255	1.05%
Securities sold under agreements to repurchase	-		-	0.00%	16,304	3.02%
Other borrowed funds	362,698	2.05%	353,799	2.25%	307,298	2.36%
Long-term debt	165,023	4.68%	169,761	4.74%	194,136	4.54%
Total interest-bearing liabilities	12,187,390	1.65%	11,947,692	1.65%	10,925,993	1.15%

Non-interest-bearing demand deposits	2,805,582		2,789,644		2,877,646

Total deposits and other borrowed funds	$14,992,972		$14,737,336		$13,803,639
Total average assets	$17,483,376		$17,157,578		$16,134,349
Total average equity	$ 2,226,591		$ 2,184,251		$ 2,097,786

	Nine months ended
(In thousands)	September 30, 2019		September 30, 2018

Interest-earning assets	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Loans (1)	$14,374,397	5.10%	$13,126,693	4.87%
Taxable investment securities	1,404,046	2.33%	1,357,818	2.09%
FHLB stock	17,268	6.99%	18,975	7.60%
Deposits with banks	245,971	2.33%	281,883	1.74%

Total interest-earning assets	$16,041,682	4.82%	$14,785,369	4.56%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 1,285,180	0.18%	$ 1,394,743	0.19%
Money market deposits	1,933,898	1.02%	2,230,365	0.70%
Savings deposits	725,257	0.20%	807,402	0.20%
Time deposits	7,421,255	2.05%	5,833,807	1.30%
Total interest-bearing deposits	$11,365,590	1.55%	$10,266,317	0.93%
Securities sold under agreements to repurchase	-		66,300	2.92%
Other borrowed funds	392,483	2.27%	287,771	1.97%
Long-term debt	172,567	4.72%	194,136	4.45%
Total interest-bearing liabilities	11,930,640	1.62%	10,814,524	1.03%

Non-interest-bearing demand deposits	2,790,367		2,796,831

Total deposits and other borrowed funds	$14,721,007		$13,611,355
Total average assets	$17,153,196		$15,864,583
Total average equity	$ 2,187,621		$ 2,042,837

(1) Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.

CONTACT: Heng W. Chen, (626) 279-3652